    Execution Copy

AMENDMENT AGREEMENT

This Amendment Agreement, dated as of April 22, 2010 (this “Agreement”), is by and between INTEGRAL VISION, INC., a Michigan corporation (the “Company”), and each person or entity that is named on Schedule A hereto.  Each such person or entity, together with its successors and permitted assigns, is referred to herein as an “Investor”, and all such persons and entities, together with their respective successors and permitted assigns, are collectively referred to herein as the “Investors”.

Each of the Investors is the holder of a warrant dated as of September 15, 2008, as identified on Schedule A (each, a “Warrant” and, collectively, the “Warrants”).  The Parties wish to amend the Warrants.

In consideration of the mutual covenants made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendment of Warrants.

1.1          As of the date of this Agreement, paragraph 5(c) of each of the Warrants shall be deemed amended by the insertion of the following sentence at the end of such Warrant:

Upon a reverse stock split, stock combination or similar transaction that results in a decrease in the number of outstanding shares of the Company’s capital stock, the number of shares of Common Stock for which this Warrant is exercisable shall also be proportionately reduced so that the percentage of the Company’s outstanding capital stock for which this Warrant is exercisable will remain unchanged.

1.2          Except as amended hereby, each Warrant shall continue in full force and effect in accordance with its terms.

2.           Representations of the Company. The Company hereby represents and warrants to each Investor that (i) the Company has the requisite corporate power and authority to enter into this Agreement and to amend the Warrants as described herein; and (ii) this Agreement constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) general principles of equity.

3.           Representations of Each Investor. Each Investor hereby represents and warrants to the Company that this Agreement constitutes such Investor’s valid and legally binding obligation, enforceable in accordance with its terms, subject to (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) general principles of equity.

4.           Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

5.           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

6.           Notices. Any notice, demand or request given by the Company or the Investor concerning this Agreement shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, or after 5:00 p.m. (eastern time) on a Business Day, in which case     such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company:

Integral Vision, Inc.
49113 Wixom Tech Drive
Wixom, Michigan 48393
Attn:	Mark R. Doede, President
Tel:	(248) 668-9230 x203
Fax:	(248) 668-9384

With a copy (which shall not constitute notice) to:

Mazzeo Song & Bradham LLP
708 Third Avenue
New York, New York 10017
Attn:	David S. Song, Esq.
Tel:	212-599-0700
Fax:	212-599-8400

and if to any Investor, to such address for such Investor as shall appear next to such Investor’s name on Schedule A hereto, or as shall be designated by such Investor in writing to the Company in accordance with this Section 6.

7.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile transmission or email of an electronic file.

8.           Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and thereof, superseding all prior agreements or understandings, whether written or oral, between or among the parties.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended except pursuant to a written instrument executed by the Company and each Investor. Any waiver or consent given by a party shall be in writing and shall be effective only in the specific instance and for the specific purpose for which given.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first-above written.

INTEGRAL VISION, INC.

By:	/s/ Mark Doede
Name: Mark Doede
Title: President, CFO, COO

SPECIAL SITUATIONS CAYMAN FUND, L.P.

By:	/s/ David Greenhouse
Name: David Greenhouse
Title: General Partner

SPECIAL SITUATIONS PRIVATE EQUITY FUND, L.P.

By:	/s/ David Greenhouse
Name: David Greenhouse
Title: General Partner

SPECIAL SITUATIONS TECHNOLOGY FUND, L.P.

By:	/s/ David Greenhouse
Name: David Greenhouse
Title: General Partner

SPECIAL SITUATIONS TECHNOLOGY FUND II, L.P.

By:	/s/ David Greenhouse
Name: David Greenhouse
Title: General Partner

Schedule A

SCHEDULE OF INVESTORS

Investor Name	Address for Notices	Jurisdiction of Residence	Number of Warrant Shares in Warrant
Special Situations Cayman Fund, L.P.	527 Madison Avenue, Suite 2600 New York, NY 10022 Attention: Marianne Kelly	Delaware	681,081
Special Situations Private Equity Fund, L.P.	527 Madison Avenue, Suite 2600 New York, NY 10022 Attention: Marianne Kelly	Delaware	1,459,459
Special Situations Technology Fund, L.P.	527 Madison Avenue, Suite 2600 New York, NY 10022 Attention: Marianne Kelly	Delaware	204,325
Special Situations Technology Fund II, L.P.	527 Madison Avenue, Suite 2600 New York, NY 10022 Attention: Marianne Kelly	Delaware	1,255,135